Exhibit 10.1

April 20, 2015

Mr. Bernard Cammarata

The TJX Companies, Inc.

770 Cochituate Road

Framingham, MA 01701

Re:	Letter Agreement

Dear Ben:

By this letter agreement (this “Agreement”), you and The TJX Companies, Inc. (“TJX”) confirm the terms of your continued employment with TJX and its subsidiaries (the “Company”) following your retirement from the Board of Directors of TJX (your “Board Retirement”). You have expressed the intention to retire from the Board of Directors of TJX on the date of the annual meeting of stockholders occurring in 2015, which is also the date that the term of your current employment agreement with TJX (dated as of June 13, 2012) (the “Prior Agreement”) will end.

1.	You and TJX hereby agreed that immediately upon your Board Retirement you will cease to be an officer of the Company but will continue as an employee of the Company on the terms and subject to the conditions of this Agreement. Prior to your Board retirement, the Prior Agreement will remain in full force and effect.

2.	From and after your Board Retirement and until termination of your employment either by you or by the Company in accordance with the terms of this Agreement, you will provide advisory services to the Company in the role of, and will hold the title of, Founder and Executive Advisor. As Founder and Executive Advisor you will provide such services and fulfill such duties consistent with that role as may from time to time be specified by the Company. You agree that you will devote such time and efforts as are reasonably necessary to the proper performance of such services and duties, it being understood that such services and duties are not expected to require your full-time attention and that you may participate in other activities (including, without limitation, charitable or community activities, activities in trade or professional organizations, service on boards of directors or similar bodies, and investments in other enterprises), provided that such other activities (i) would be permitted under Paragraph 8 of this Agreement and (ii) are not otherwise inconsistent with your duties and responsibilities hereunder.

3.	While you are providing services under this Agreement, the Company will make available to you an office and secretarial support commensurate with your position and responsibilities.

4.	It is the expectation of the parties hereto that your Board Retirement and transition to Founder and Executive Advisor will not itself result in an immediate separation from service or retirement for purposes of any Company employee benefit plan in which you currently participate.

Exhibit 10.1

5.	For all services performed under this Agreement from and after your Board Retirement, you will be entitled to receive salary at an annual rate of $400,000, subject to review at least annually in accordance with Company policy, plus an automobile allowance commensurate with your position and responsibilities, in each case payable in accordance with the Company’s normal payroll practices. Except as otherwise provided herein you will continue to be eligible to participate in any employee benefit plans made available to TJX employees generally (including TJX retirement/savings and health and welfare benefit programs), in each case in accordance with and subject to applicable plan terms, and you will continue to be subject to applicable Company policies, including, for the avoidance of doubt, entitlement to reimbursement of travel and related expenses in accordance with the Company’s travel policy. You acknowledge that your entitlement to participate in, or your rights to any benefit (including the payment or deferral of payment of any benefit) under, any TJX employee benefit plan may depend upon the level at which you continue or are expected to continue to provide services, as determined by the applicable plan administrator in accordance with applicable law and plan terms.

You will not be entitled to participate in any awards under the Company’s Management Incentive Plan, Long Range Performance Incentive Plan or Stock Incentive Plan. You will be entitled to participate in the Company’s Executive Savings Plan (“ESP”) in accordance with its terms with respect to elective deferrals of Base Salary under this Agreement, but you will have no rights to benefits under the Company’s Supplemental Executive Retirement Plan and will not be entitled to any employer credits under ESP. From and after your Board Retirement you will not be entitled to any severance or change of control benefits with respect to any termination of your employment or change of control, except for any severance benefits under Paragraph 7 below.

6.	Either you or TJX may terminate your services under this Agreement at any time. You agree that you will give TJX at least thirty (30) days’ written notice if you choose to terminate. Upon your retirement from the Company or other termination of your services under this Agreement for any reason, (i) the Company will pay to you (or, in the event of your death, to the executor of your estate) any Base Salary, car allowance or reimbursements that had been earned but that remain unpaid, subject to required withholdings; (ii) you will remain entitled to any vested benefits under TJX’s deferred compensation and retirement/savings programs, in accordance with and subject to plan terms; and (iii) your rights, if any, under TJX health and welfare programs, including any rights to COBRA continuation for you or (in the event of your death) your surviving spouse, will be governed by the terms of the applicable program and applicable law.

7.

If your services under this Agreement are terminated by the Company, or are terminated by reason of your death or disability, the Company will also pay to you or your legal representative, subject to the provisions of this Paragraph 7, the following amounts, without reduction for compensation earned from other employment or self-

Exhibit 10.1

employment: (i) continued Base Salary for a period of twelve (12) months plus your monthly car allowance for the same period, in each case payable in accordance with the Company’s normal payroll practices; and (ii) if you are entitled to and do elect COBRA continuation of group health plan coverage, an additional monthly amount, grossed up for federal and state income taxes, for each month during the continuation of such coverage or until you obtain no less favorable coverage from another employer or from self-employment, if earlier, (but not beyond the twelve (12)-month period described in clause (i)) equal to the participant cost of such coverage during such period. In the event the foregoing payments are to be made on account of termination by reason of disability, they shall be subject to reduction to avoid duplication to reflect any long term disability compensation to which you may be entitled under the long-term disability plan or plans of the Company. No payment shall be made under (i) or (ii) above until the sixtieth (60th) day following the termination of your services (or, if at the relevant time you are a “specified employee” as defined in the regulations under Section 409A of the Internal Revenue Code, as determined by the Company, until the day that is six (6) months and one day after such termination), and any scheduled payments that would otherwise have been payable prior thereto shall, if the release of claims referred to below is delivered and not revoked, be accumulated and paid on such deferred payment date. For purposes of this Agreement, “disability” and correlative terms mean a medically determinable physical or mental impairment that (A) can be expected either to result in death or to last for a continuous period of not less than six (6) months and (B) causes you to be unable to perform your duties under this Agreement to the satisfaction of the Company. Any obligation of the Company to make payments under this Paragraph 7 is expressly conditioned on your execution and delivery to the Company of an effective release of claims (in substantially the form approved by the Executive Compensation Committee of the Board of Directors of TJX (the “ECC”) on February 1, 2013, but with references to payments and benefits therein adjusted to refer to payments under this Paragraph 7) as to which all applicable rights of revocation, as determined by the Company, shall have expired prior to the sixtieth (60th) calendar day following the date of termination of your services. For the avoidance of doubt, no amounts will be payable under this Paragraph 7 upon your retirement or other voluntary termination of employment.

8.	Reference is made to Section 8 of the Prior Agreement, which by its terms will survive termination of the Prior Agreement. You hereby acknowledge and agree that you remain bound by said Section 8 in accordance with its terms and by any provision of the Prior Agreement required to give effect to said Section 8, and you further acknowledge and agree that, without limiting the foregoing, for purposes of applying said Section 8 (i) the Employment Period shall include the period during which you remain employed by the Company under this Agreement; (ii) the term “irrebuttably” shall be removed from the second sentence of subsection (a) of said Section 8; (iii) the Committee Resolution for purposes of subsection (b) of said Section 8 shall mean the designation of competitive businesses most recently adopted by the Executive Compensation Committee of the Board of Directors of TJX at or prior to the date of the execution of this Agreement, and (iv) any compensation and benefits otherwise payable under this Agreement shall be treated as benefits paid or payable under Section 5 of the Prior Agreement.

Exhibit 10.1

9.	You agree that except as described in this Agreement or as required by applicable law or the terms of any Company employee benefit plans in which you participate, you will not be entitled to any payments or benefits from the Company.

10.	All payments required to be made to you by the Company under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

11.	The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Your rights and obligations under this Agreement are not assignable except only that amounts payable after your death shall be made to your estate except as otherwise provided by the applicable plan or award documentation.

12.	Except as provided in Paragraph 8 above (pertaining to restrictive covenants), this Agreement constitutes the entire agreement between the parties and supersedes any prior communications, agreements, and understandings, written or oral, with respect to the subject matter hereof.

If the foregoing is agreeable to you, please so indicate by signing the enclosed copy and returning it to the Office of the Secretary at TJX, whereupon this Agreement shall be a binding contract between you and TJX, effective as of the date first indicated above.

THE TJX COMPANIES, INC.

By:	/s/ Carol Meyrowitz
Chief Executive Officer

Agreed and accepted:

/s/ Bernard Cammarata
Bernard Cammarata

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